SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934.

(Amendment No. )

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[  ]           Soliciting Material Pursuant to Section 240.14a-12

PEOPLES BANCORPORATION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PEOPLES BANCORPORATION, INC.
P. O. Box 1989
Easley, South Carolina 29641

Notice of Annual Meeting of Shareholders

May 25, 2011

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Peoples Bancorporation, Inc. will be held on Wednesday, May 25, 2011 at 10:00 a.m., at Peoples Bancorporation, Inc., 1818 East Main Street, Easley, South Carolina 29640, for the following purposes:

(1)	To elect five directors to serve for three-year terms and one director to serve for a one-year term, or until their successors are elected and qualified to serve;

(2)	To vote on a nonbinding proposal to approve the compensation of our executive officers named in the Summary Compensation Table of the accompanying proxy statement; and

(3)	To conduct such other business as may lawfully come before the Annual Meeting or any adjournments or postponements thereof.

You are only entitled to notice of, and to vote at, the meeting and any adjournments or postponements if you were a shareholder of record at the close of business on April 8, 2011.

A proxy statement and proxy solicited by our Board of Directors are enclosed.  Please sign, date and return the proxy promptly.  If you are a record owner of shares and attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

L. Andrew Westbrook, III
Chief Executive Officer
April 22, 2011
Easley, South Carolina

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN
PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY.

PEOPLES BANCORPORATION, INC.
P. O. Box 1989
Easley, South Carolina 29641

____________________

PROXY STATEMENT
____________________

We are providing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Peoples Bancorporation, Inc. for use at our Annual Meeting of Shareholders to be held at Peoples Bancorporation, Inc., 1818 East Main Street, Easley, South Carolina 29640 on Wednesday, May 25, 2011 at 10:00 a.m., and any adjournments or postponements thereof.  Throughout this Proxy Statement, we use terms such as “we,” “us,” “our” and “our Company” to refer to Peoples Bancorporation, Inc., the term “our Banks” to refer to our wholly-owned subsidiaries, The Peoples National Bank, Bank of Anderson, N.A. and Seneca National Bank, and terms such as “you” and “your” to refer to our shareholders.

A Notice of Annual Meeting is attached to this Proxy Statement, and a form of proxy is enclosed.  We first began mailing of this Proxy Statement to our shareholders on or about April 22, 2011.  We are paying the cost of this solicitation.  The only method of solicitation we will use, other than the mail, is personal contact, including by telephone or other electronic means, by our directors and regular employees.

ANNUAL REPORT

Our Annual Report to Shareholders covering our fiscal year ended December 31, 2010, including financial statements, and portions of our Amended Annual Report on Form 10-K for the year ended December 31, 2010, are enclosed.  These materials do not form any part of the material for the solicitation of proxies.

VOTING PROCEDURES AND MATTERS RELATING TO PROXIES

Voting

If you hold your shares of record in your own name, you can vote your shares by marking the enclosed proxy form, dating it, signing it, and returning it to us in the enclosed postage-paid envelope.  If you are a shareholder of record, you can also attend the Annual Meeting and vote in person.

If you hold your shares in street name with a broker or other nominee, you can direct your vote by submitting voting instructions to your broker or nominee in accordance with the procedure on the voting card provided by your broker or nominee.  Your broker is not permitted to vote your shares on election of directors or on approval of the nonbinding proposal to approve the compensation of our executive officers named in the Summary Compensation Table unless you provide voting instructions.  Therefore, to be sure your shares are voted on these two matters, please instruct your broker or other nominee as to how you wish it to vote.  If you hold your shares in street name, you may attend the Annual Meeting, but you may not vote in person without a proxy appointment from a shareholder of record.

Revocability of Proxy

If you are a record shareholder and execute and deliver a proxy, you have the right to revoke it at any time before it is voted by mailing an instrument revoking the proxy to Robert E. Dye, Jr., Secretary, P. O. Box 1989, Easley, South Carolina 29641, or by delivery of such an instrument to Mr. Dye at 1818 East Main Street, Easley, South Carolina 29640.  If you are a record shareholder, you may also revoke your proxy by mailing or delivering to us a duly executed proxy bearing a later date.  Written notice of your revocation of a proxy or delivery of a later dated proxy will be effective when we receive it.  Your attendance at the Annual Meeting will not in itself constitute revocation of a proxy.  However, if you are a record shareholder and desire to do so, you may attend the meeting and vote in person, in which case the proxy will not be used.  If you hold your shares in street name with a broker or other nominee, you may change or revoke your proxy instructions by submitting new voting instructions to the broker or other nominee.

Quorum, Vote Required and Method of Counting Votes

You are only entitled to notice of and to vote at the Annual Meeting if you were a shareholder of record on April 8, 2011.  On that date, we had outstanding 7,003,063 shares of common stock, par value $1.11 per share.  Each share outstanding will be entitled to one vote on each matter submitted to the annual meeting.

A majority of the shares entitled to be voted at the annual meeting constitutes a quorum.  If a share is represented for any purpose at the annual meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum.  Therefore, valid proxies which are marked “Abstain” or “Withhold” and shares that are not voted, including proxies submitted by brokers that are the record owners of shares and that either choose not to vote or do not have authority to vote (so-called “broker non-votes”), will be included in determining the number of votes present or represented at the annual meeting.  If a quorum is not present or represented at the meeting, the shareholders entitled to vote who are present in person or represented by proxy have the power to adjourn the meeting from time to time.  If the meeting is to be reconvened within thirty days, no notice of the reconvened meeting will be given other than an announcement at the adjourned meeting.  If the meeting is to be adjourned for thirty days or more, notice of the reconvened meeting will be given as provided in our Bylaws.  At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

If a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the annual meeting.  “Plurality” means that if there were more nominees than positions to be filled, the individuals who received the largest number of votes cast for the positions to be filled would be elected as directors.  Because the number of nominees for election at the 2011 Annual Meeting is the same as the number of positions to be filled, we expect that all of the Board of Directors’ nominees will be elected.  Cumulative voting is permitted.  See “--Cumulative Voting Rights.”  Votes that are withheld or that are not voted in the election of directors will have no effect on the outcome of election of directors.  If a quorum is present, all other matters that may be considered and acted upon at the Annual Meeting, including the nonbinding proposal to approve the compensation of our executive officers, will be approved if the number of shares of our common stock voted in favor of the matter exceeds the number of shares of our common stock voted against the matter.

Cumulative Voting Rights

You are entitled to cumulate your votes for election of directors.  You may cumulate your votes in the following ways: (1) by giving one nominee as many votes as the number of directors to be elected multiplied by the number of shares you own of record, or (2) by distributing your votes on the same principle among any number of nominees.

One of the following conditions must be met before you can exercise your cumulative voting rights: (1) you must give written notice of your intention to vote cumulatively to the Secretary of the Company not less than forty-eight hours before the time of the meeting; or (2) you must announce your intention to vote cumulatively at the meeting before voting for directors begins.  Once any shareholder gives notice of intention to vote cumulatively, all shareholders entitled to vote at the meeting may cumulate their votes.  If notice is given at the meeting, the presiding officer may, or if requested by any shareholder, shall, recess the meeting for a period not to exceed two hours.

If shares are voted cumulatively, the designated proxy agents intend to cumulate the votes represented by proxies in such manner as necessary to elect the greatest possible number of management nominees.

Actions To Be Taken By The Proxies

Our Board of Directors selected the persons named as proxy agents in the Board’s attached form of proxy.    If you are a record shareholder, and properly execute and return the enclosed form of proxy, the proxy agents will vote the shares that it represents at the meeting.  In each case where you have appropriately specified how your proxy is to be voted, the proxy agents will vote in accordance with your specifications.  If you are a record shareholder, and do not otherwise specify in your form of proxy how you want your shares to be voted, the proxy agents intend to vote the shares represented by your proxy “FOR” the election of the persons named in this Proxy Statement as the Board of Directors’ nominees for election to the Board of Directors, and “FOR” the nonbinding proposal to approve the compensation of our executive officers named in the Summary Compensation table.    Our Board of Directors is not aware of any other matters that may be presented for action at the Annual Meeting of Shareholders, but if other matters do properly come before the meeting, the persons named in the proxy intend to vote on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

If you wish to submit proposals for the consideration of our shareholders at the 2012 Annual Meeting, you may do so by sending them in writing to Robert E. Dye, Jr., Secretary, Peoples Bancorporation, Inc., P. O. Box 1989, Easley, South Carolina 29641.  You must send such written proposals in time for us to receive them prior to December 23, 2011, if you want us to include them, if otherwise appropriate, in our Proxy Statement and form of Proxy relating to the 2012 Annual Meeting.  If we do not receive notice of a shareholder proposal prior to March 8, 2012, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when the proposal is raised at the meeting.

ELECTION OF DIRECTORS AND DIRECTORS WHOSE
TERMS WILL CONTINUE AFTER THE 2011 ANNUAL MEETING

Our Articles of Incorporation provide for a classified board of directors. Approximately one-third of the members of our Board of Directors are elected each year at our Annual Meeting of Shareholders.  At each Annual Meeting of Shareholders, successors to the class of directors whose term expires at the Annual Meeting are usually elected for three-year terms.  From time to time, however, directors may be nominated for election to shorter terms in order to maintain our three classes of directors as close to equal in number as practicable.

Our Board of Directors has nominated six existing directors whose terms expire at the 2011 annual meeting for election to the Board of Directors, five to each serve for three-year terms and one to serve for a one-year term.

The Board of Directors recommends a vote for the election of the six nominees listed below.  In the event that any nominee is not available to serve as a director, the persons acting under the proxy intend to vote, in his stead, for such person as the Board of Directors may recommend.

The Nominating Committee believes the combined business and professional experience of the Company’s directors and the nominees, and their various areas of expertise make them a useful resource to management and qualify them for service on the Board.   During their tenures, these directors have gained considerable institutional knowledge about the Company and its operations, which has made them effective board members.  Because the Company’s operations are complex and highly regulated, continuity of service and this development of institutional knowledge help make the Board more efficient and more effective at developing long-range plans than it would be if there were frequent turnover in Board membership.  When Board members retire from the Board, the Nominating Committee seeks out replacements who it believes will make significant contributions to the Board for a variety of reasons, including among others, business and financial experience and expertise, business and government contacts, relationship skills, knowledge of the Company, and diversity.  Our directors are also significantly involved in the communities we serve, and provide important liaisons between us and our customers and our shareholders.  Further information about each individual nominee and each director whose term will continue after the Annual Meeting is set forth below.

Nominees for Three-Year Terms Expiring in 2014

Charles E. Dalton, age 68, has been President and Chief Executive Officer of Blue Ridge Electric Cooperative, located in Pickens, South Carolina, since 1982.  Mr. Dalton is past president of the Association of Electric Cooperatives of South Carolina.  Mr. Dalton serves on the boards of the Foothills Community Foundation, the Greenville Chamber of Commerce, the Upstate American Red Cross, the South Carolina Chamber of Commerce, and the IPTAY Scholarship Foundation of Clemson University.  Mr. Dalton has been a director of The Peoples National Bank and a director of our Company since 1993, and a director of Bank of Anderson, N.A. since January 2006.  The Company believes that Mr. Dalton’s business background and experience, as well as his participation on numerous other boards, have been valuable to the Company, and qualify him to serve on the Company’s Board of Directors.

George Weston Nalley, age 46, has been President of Nalley Construction Company, Inc., in Easley, South Carolina since 2000.  Mr. Nalley currently serves on the Board of Visitors for Presbyterian College.  Mr. Nalley has been a director of The Peoples National Bank since March 2005 and a director of our Company since June 2005.   Mr. Nalley is the son of our director George B. Nalley, Jr.  The Company believes that Mr. Nalley’s extensive business background, community involvement, and long-standing commitment to the success of the Company qualify him to serve on the Company’s Board of Directors.

William R. Rowan, III, age 64, retired in 2005 following a 37-year career in banking.  Mr. Rowan served as Regional President of BB&T with management responsibility for upstate South Carolina from 1990 until his retirement.  Mr. Rowan had been with BB&T since 1987 when it acquired Community Bank of Greenville, South Carolina, where Mr. Rowan had been a banker since 1977.  Mr. Rowan’s past community activities include serving on the Boards of the Greenville County Redevelopment Authority, the Greenville Area Development Corporation, the Greenville Chamber of Commerce, St. Francis Bon Secours Hospital Foundation, the Greenville United Way and the Boys’ Home of the South.  Mr. Rowan has been a director of our Company since January 2006, a director of The Peoples National Bank since October 2005, and a director of Bank of Anderson, N.A. since January 2006.  Mr. Rowan’s experience in the banking industry and his extensive community involvement qualify him to serve on the Company’s Board of Directors.

D. Gray Suggs, age 50, has been a partner with Suggs Johnson, LLC, Certified Public Accountants and Consultants since 2006.  Prior to 2006, Mr. Suggs was a shareholder with Elliott Davis, LLC in Anderson for eight years.  He currently serves as a Board Member for Foothills Community Foundation, the Salvation Army, Young Life, Real Champions, and Anderson Christian School.  Mr. Suggs has been a director of Bank of Anderson, N.A. since May 2006, and a director of our Company since March 2007.  Mr. Suggs’ accounting background and experience on other civic boards qualify him to serve on the Company’s Board of Directors.

L. Andrew Westbrook, III, age 48, has served as the President and Chief Executive Officer of our Company since July 2010.  Prior to that time, Mr. Westbrook had served as President and Chief Operating Officer of our Company since January 2009, and served as Executive Vice President of our Company from December 2006 through 2008.  Mr. Westbrook has served as President and Chief Executive Officer of The Peoples National Bank since April 2005, and he also served as President and Chief Executive Officer of Bank of Anderson, N.A. from January 2006 to August 2008.  Prior to that time, Mr. Westbrook served as Senior Vice President and City/Area Executive of Branch Bank & Trust in Greenville, South Carolina from 2002 to 2005, and Senior Vice President and City/Area Executive of BB&T in Spartanburg, South Carolina from 1993 to 2002.  Mr. Westbrook serves on the boards of the Humanities Council of South Carolina and the University Center of Greenville.  Mr. Westbrook has been a director of The Peoples National Bank since April 2005 and a director of our Company since July 2007.  Mr. Westbrook’s banking expertise and successful career in the financial industry, along with his commitment to the communities served by the Company, qualify him to serve on the Company’s Board of Directors.

Nominee for a One-Year Term Expiring in 2012

R. Riggie Ridgeway, age 64, has served as our Chief Executive Officer Emeritus since July 2010.  Mr. Ridgeway served as our Chief Executive Officer from April 2004 until July 2010.  He was also our President from April 2004 through 2008.  Prior to that time, Mr. Ridgeway served as our Executive Vice President.  Mr. Ridgeway also served as President and Chief Executive Officer of The Peoples National Bank from 1996 until April 2005.  From 1986 until 1996, Mr. Ridgeway served as Executive Vice President and senior loan officer of The Peoples National Bank.  Mr. Ridgeway, who has well over 40 years of banking experience, began his banking career with South Carolina National Bank in 1969.  In 1973, he accepted a job at Southern Bank and Trust Company (now Wells Fargo) in Greenville and served there in various capacities for over 10 years.  In 1983, he began the commercial banking function at American Federal Savings Bank, also in Greenville, and remained there until 1986 when The Peoples National Bank was organized.  Mr. Ridgeway has been a director of The Peoples National Bank since 1986 and a director of our Company since its formation in 1992.  Mr. Ridgeway’s long history with the Company, extensive banking background, and his commitment to the success of the Company qualify him to serve on the Company’s Board of Directors.

Directors Whose Terms Expire in 2012

Timothy J. Reed, age 53, worked for 20 years in the frozen food industry for Modern Storage, Co, Inc. as their Vice President in charge of marketing.  Mr. Reed left that position in 2001 and was a real estate broker for Prudential, C. Dan Joyner, in Seneca, from 2007 to 2008.  Since 2005, Mr. Reed has been a partner in Margin Holdings, Greenville, South Carolina.  Mr. Reed is engaged in varied business ventures and pursues real estate investing.  Mr. Reed recently co-founded Upstate Carolina Angel Network (UCAN), and serves as their Board Chairman. Mr. Reed is a past Chair of the Board of the United Way in Greenville, South Carolina, and a past Chair of the Clemson University Board of Visitors.  Mr. Reed also serves as a Trustee of Columbia Theological Seminary, and on the Boards of the Metropolitan Arts Council, the Greenville Chamber of Commerce, Greenville Technical College Foundation and SC Launch.  Mr. Reed has been a director of The Peoples National Bank and a director of our Company since March 2007.  Mr. Reed has a strong background in real estate, sales and marketing.  His varied business background and experience, as well as his community involvement, qualify him to serve on the Company’s Board of Directors.

Robert E. Dye, Jr., age 43, has served as our Senior Vice President, Chief Financial Officer and Secretary since April 2004.  Prior to that time, Mr. Dye served as Director of Corporate Activities for our Banks and our Company from August 2002 through April 2004, and served as Director of Expansion and Development from November 1997 through July 2002.  Prior to joining our Company, Mr. Dye served as Vice President for Britt, Peters & Associates, Inc., an engineering firm in Greenville, South Carolina.  Prior to that, Mr. Dye served as an engineer for the South Carolina operations of Vulcan Materials Company.  Mr. Dye is a trustee and the treasurer of Baptist Healthcare System of South Carolina and the Chairman of the Board of Directors of Baptist Easley Hospital.  Mr. Dye has been a director of The Peoples National Bank and a director of our Company since 1997.  Mr. Dye’s business experience, his extensive knowledge of the banking industry, and his involvement in the community qualify him to serve on the Company’s Board of Directors

W.      Rutledge Galloway, age 67, has been Chief Executive Officer of Galloway-Bell, Inc., a residential, industrial and commercial insulation contractor, since 1972.  Mr. Galloway is a member of the Board of Trustees of Presbyterian College, and has previously served as a director of the Greenville, South Carolina Home Builders Association.  Mr. Galloway has been a director of The Peoples National Bank since its formation in 1986 and a director of our Company since 1992.  The Company recognizes Mr. Galloway’s commitment to the Company’s success as shown by his 24 years of service to The Peoples National Bank.  Mr. Galloway’s business background and experience qualify him to serve on the Company’s Board of Directors.

E.      Smyth McKissick, III, age 54, has been President of Alice Manufacturing Company, a textile manufacturing company, since 1988.  Mr. McKissick is a past Chairman of the National Council of Textile Organizations and past Chairman of the South Carolina Manufacturers Alliance.  In addition, Mr. McKissick serves on the Board of Trustees of Clemson University and the Institute of Textile Technology.  Mr. McKissick has been a director of The Peoples National Bank and a director of our Company since 1992.  The Company believes that Mr. McKissick’s business background and experience have been valuable to the Company in its decision making, and qualify him to serve on the Company’s Board of Directors.

William B. West, age 61, has served as our Executive Vice President and Treasurer since April 2004.  Prior to that time, he served as our Senior Vice President and Chief Financial Officer from July 1998 until April 2004.  Mr. West was Senior Vice President, Chief Financial Officer, Secretary, Treasurer and Director of First United Bancorporation, Executive Vice President and Cashier and a director of Anderson National Bank, Cashier of Spartanburg National Bank, Cashier and a director of Community Bank of Greenville, N.A., and Treasurer and a director of Quick Credit Corporation until the merger of First United Bancorporation into Regions Financial Corporation in June of 1998.  Mr. West, who has 38 years of banking experience, began his career with the Office of the Comptroller of the Currency as a National Bank Examiner in 1972.  Mr. West has been a director of our Company since 2000.  Mr. West’s long and successful career in the financial industry and his extensive knowledge of banking activities qualify him to serve on the Company’s Board of Directors.

Directors Whose Terms Expire in 2013

Paul C. Aughtry, III, age 61, is a director and founder of Windsor/Aughtry Company, Inc., a real estate development and brokerage firm based in Greenville, South Carolina.  Mr. Aughtry has served in these positions since 1988.  Mr. Aughtry is also a principal of AHG Hotels, LLC, which is an owner and developer of hotels in the Southeast, and a director and principal of Hospitality America, Inc. of Nashville, Tennessee, a hotel management firm.  Mr. Aughtry is currently chairman of Hilton Hotel Corporation’s Hampton Inn Advisory Council, and is on Furman University’s Advisory Board.  Mr. Aughtry also serves on the Boards of the Upstate March of Dimes, the Greenville United Way, and the Peace Center for the Performing Arts, and as Chairman of the South Carolina Department of Health and Environmental Control. Mr. Aughtry is a director of The Peoples National Bank, and has been a director of our Company since March 2007.  Mr. Aughtry’s real estate background and his strong commitment to the local community qualify him to serve on the Company’s Board of Directors.

R. David Land, age 57, has been President and Chief Executive Officer of Bountyland Enterprises, Bountyland Petroleum, Inc., and Bountyland Food Services, Inc., since 1978.  In addition, Mr. Land is also the owner of EZ4U, LLC and a partner in Woods at Lake Keowee, Shadowood, LLC, Ruffin Development, LLC and Litchfield Ventures, LLC, all of which are real estate companies.  Mr. Land was a founding board member of Seneca National Bank in 1998, and is currently serving as its Chairman of the Board.  Mr. Land has been a director of our Company since 2006.  Mr. Land’s background in real estate and his vast business experience qualify him to serve on the Company’s Board of Directors.

Eugene W. Merritt, Jr., age 67, has been co-owner and President of Merritt Brothers, Inc., a commercial landscape company, since 1971. In addition, Mr. Merritt is a co-owner of Merritt Brothers Tree Farm located in Easley, South Carolina. Mr. Merritt is currently serving as a Director of the AgSouth Farm Credit in Statesboro, Georgia. Mr. Merritt has been a director of The Peoples National Bank and a director of our Company since 1992.  Mr. Merritt’s business background and his strong commitment to the local community qualify him to serve on the Company’s Board of Directors.

George B. Nalley, Jr., age 72, the Chairman of our Board, has been Managing Partner of Nalley Commercial Properties since 1964, and is also Chairman of Nalley Construction Company, Inc., and Town ‘N Country Realty of Easley, Inc., each of which is located in Easley, South Carolina. Mr. Nalley has been a director of The Peoples National Bank since 1986 and a director of our Company since 1992.  Mr. Nalley is the father of our director George Weston Nalley.  Mr. Nalley’s background in real estate, his vast business experience and his strong commitment to the local community qualify him to serve on the Company’s Board of Directors.

EXECUTIVE OFFICERS

L. Andrew Westbrook, III is our President and Chief Executive Officer, as well as President and Chief Executive Officer of The Peoples National Bank; William B. West is our Executive Vice President and Treasurer; and Robert E. Dye, Jr. is our Senior Vice President, Chief Financial Officer and Secretary.  Information about Messrs. Westbrook, West and Dye, each of whom is also one of our directors, is provided above under “Election of Directors and Directors Whose Terms Will Continue After the 2011 Annual Meeting.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Five Percent Beneficial Owners

The following table shows information as of December 31, 2010 about persons who are known to us to own beneficially more than five percent of our outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class

Robert E. Dye, Jr. (1) P. O. Box 1989 Easley, South Carolina 29641	509,388	7.27%

Alexander C. Dye (2) P. O. Box 1989 Easley, South Carolina 29641	464,950	6.64%

(1)	Includes 221,732 shares owned by Mr. Dye’s wife and 34,940 shares held as custodian for Mr. Dye’s minor children; and 6,567 shares subject to currently exercisable options.
(2)	Includes 193,486 shares owned by Mr. Dye’s wife, 34,483 shares owned jointly with Mr. Dye’s wife, and 24,891 shares held as custodian for Mr. Dye’s minor children.

Beneficial Ownership of Management

The following table shows information as of March 7, 2011, about shares of our common stock owned by (i) each of our directors, (ii) each director nominee, (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group.

Name (and address of 5% Beneficial Owner)	Amount and Nature of Beneficial Ownership	Exercisable Stock Options(1)	Percent Of Class(2)

Paul C. Aughtry, III (3)	70,402	1,500	1.01%
Charles E. Dalton (4)	38,856	2,055	0.55%
Robert E. Dye, Jr. (5) P. O. Box 1989 Easley, South Carolina 29641	509,388	6,567	7.27%
W. Rutledge Galloway (6)	184,935	0	2.64%
R. David Land	21,339	6,574	0.30%
E. Smyth McKissick, III	163,366	2,055	2.33%
Eugene W. Merritt, Jr. (7)	51,834	2,055	0.74%
George B. Nalley, Jr. (8)	175,244	0	2.50%
George Weston Nalley	30,365	2,576	0.43%

Name (and address of 5% Beneficial Owner)	Amount and Nature of Beneficial Ownership	Exercisable Stock Options(1)	Percent Of Class(2)

Timothy J. Reed	6,750	1,500	0.10%
R. Riggie Ridgeway (9)	115,383	0	1.65%
William R. Rowan, III	14,747	2,025	0.21%
D. Gray Suggs (10)	4,128	2,025	0.06%
William B. West (11)	40,016	0	0.57%
L. Andrew Westbrook, III (12)	37,358	12,818	0.53%
All Directors and Executive Officers as a Group (15 persons)	1,464,111	41,750	20.78%

Unless otherwise indicated, the named individuals have sole voting and investment power with respect to all shares.
(1)	Shares represented by these options are also included in the column showing the number of shares of common stock beneficially owned.
(2)
Pursuant to the rules of the Securities and Exchange Commission, shares of the Company’s Common Stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for purposes of computing the percentage of ownership of the option holder, but not for the purpose of computing the percentage of ownership of any other person.

(3)	Includes 29,850 shares owned by Mr. Aughtry’s wife and 2,000 shares held by Mr. Aughtry’s minor children.
(4)	Includes 3,657 shares owned jointly with Mr. Dalton’s wife.
(5)	Includes 221,732 shares held by Mr. Dye’s wife and 34,940 shares held as custodian for Mr. Dye’s minor children.
(6)	Includes 78,343 shares owned jointly with Mr. Galloway’s wife.
(7)	Includes 14,675 shares owned jointly with Mr. Merritt’s wife and 6,869 shares held by Mr. Merritt’s wife.
(8)	Includes 29,452 shares owned by Mr. Nalley’s wife and an aggregate of 57,878 shares held in two trusts administered by Mr. Nalley.
(9)	Includes 22,380 shares held jointly with Mr. Ridgeway’s wife.
(10)	Includes 300 shares held by Mr. Suggs’ minor children.
(11)	Includes 20,278 shares owned jointly with Mr. West’s wife.
(12)	Includes 210 shares owned by Mr. Westbrook’s wife and 525 shares held as custodian for Mr. Westbrook’s minor children.

GOVERNANCE MATTERS
Director Independence

Our Board of Directors has determined that none of Messrs. Aughtry, Dalton, Galloway, Land, McKissick, Merritt, G. B. Nalley, G. W. Nalley, Reed, Rowan, or Suggs has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each such director is independent as defined in The Nasdaq Stock Market, Inc. Marketplace Rules, as modified or supplemented (the “Nasdaq Rules”).  As disclosed under “Certain Relationships and Related Transactions” each of our independent directors and some of their affiliates have loan, deposit and other banking relationships with our Bank.  These relationships are not considered by our Board to compromise their independence.

Director Attendance at Board and Committee Meetings and Shareholder Meetings

Our Board of Directors held six meetings during the year ended December 31, 2010.  Each director attended at least 75% of the meetings held by the Board and committees of the Board on which he served, except Paul C. Aughtry, III and Charles E. Dalton.

We encourage, but do not require, our directors to attend our annual meetings of shareholders.  Last year, eleven of our directors attended the annual meeting of shareholders.

Committees of the Board

Audit Committee

Our Board of Directors has established a separately designated standing audit committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to assist the Board in fulfilling its responsibilities relating to our corporate accounting and reporting practices.  The Committee also oversees our internal audit staff and independent auditors; coordinates communication between the Board of Directors and the internal audit staff and independent auditor; serves as an independent and objective body to review financial information presented by management to shareholders, regulators and the general public; and determines the adequacy of, and adherence to, our administrative, operating and internal accounting controls.

The members of the Audit Committee are Charles E. Dalton, R. David Land, G. Weston Nalley, Timothy J. Reed, William R. Rowan, III, and D. Gray Suggs.  Each member of the Audit Committee is independent as defined in the Nasdaq Rules. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which was attached as an appendix to our 2010 Proxy Statement.  The committee met five times in 2010.

Compensation Committee

Our Board of Directors has also established a Compensation Committee to assist the Board in setting compensation for our employees and executive officers. The Compensation Committee reviews our compensation policies and recommends to the Board the compensation levels and compensation programs for executive officers and board and committee fees paid to the directors.  The ultimate decisions about compensation levels and compensation programs are made by our full Board, which may accept or reject the recommendations of the Committee. The Compensation Committee does not delegate its authority to any other persons.   However, the Committee does delegate responsibility for administering parts of our compensation programs to our Human Resources Department.  The Chief Executive Officer makes recommendations relating to the elements and amounts of compensation of the other executive officers, as well as recommendations with respect to the elements and amounts of director compensation.  The Committee may take these recommendations into consideration in its deliberations.  In the past, the Compensation Committee has independently retained the services of Grant Thornton LLP, a compensation consultant, to assist it in making decisions about executive compensation.  The compensation consultant primarily provided information and guidance with respect to the structure of incentive plans and appropriate performance metrics.  At the Committee’s request, the consultant also provided peer group salary surveys (national and regional) to help ensure that the Company’s compensation levels and compensation programs were competitive and aligned with actual performance.  Currently, the levels of cash compensation for executives have been frozen in light of difficult economic conditions, and incentive plans have been temporarily suspended.

The members of the Compensation Committee are Timothy J. Reed, Eugene W. Merritt, Jr., G. Weston Nalley, William R. Rowan, III, and D. Gray Suggs, all of whom are independent as defined in the Nasdaq Rules.  The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which was attached as an appendix to our 2010 Proxy Statement.  The committee met twice in 2010, and, to minimize additional meeting expenses, had several informal sessions to discuss matters pertinent to the Committee’s efforts.

Nominating Committee

Our Board of Directors has established a Nominating Committee that is responsible for identifying and recommending to the Board potential director nominees.

The members of the Nominating Committee are Eugene W. Merritt, Jr., Paul C. Aughtry, III, Charles E. Dalton, W. Rutledge Galloway, and R. David Land, all of whom are independent as defined in the Nasdaq Rules.  The Committee acts pursuant to a written charter, a copy of which was attached as an appendix to our 2009 Proxy Statement.  The Nominating Committee met once in 2010, and, to minimize additional meeting expenses, had several informal sessions to discuss matters pertinent to the Committee’s efforts.

Executive Committee

Our Board of Directors has established an Executive Committee to advise and aid the officers of the Company in matters concerning its interests and management of its business.  When the Board is not in session, the Committee has and may exercise all powers of the Board of Directors that may be legally delegated to a committee by South Carolina law and any other applicable law.  The members of the Executive Committee are George B. Nalley, Jr., R. David Land, E. Smyth McKissick, III, W. Rutledge Galloway, William R. Rowan, III, Charles Dalton and D. Gray Suggs.  The Executive Committee did not meet as a group in 2010, but transacted business by phone or email to minimize meeting expenses.

Board Leadership Structure

Our Bylaws provide that the Board may designate a chairman, who shall perform such functions and have such responsibilities as our Board shall assign from time to time.  Our Bylaws also allow two or more offices to be held by the same person, and the offices of chairman and chief executive officer may be held by the same person.  Our Bylaws also make it clear that the business and affairs of the Company are managed under the direction of the Board of Directors, and that management control is subject to the authority of the Board of Directors to appoint and remove any of our officers at any time.

Our Board does not have a specific policy as to whether the roles of chairman and chief executive officer should be held by separate persons, but rather makes an assessment of the appropriate form of leadership structure on a case-by-case basis.  This issue may be part of the succession planning process, and we recognize that there are various circumstances that weigh in favor of or against both combination and separation of these offices.  In fact, within the last decade we have employed both structures – combined offices and separate offices.  We believe it is in the best interests of the Company for the Board to make such a determination in light of current circumstances when it considers the selection of a new chief executive officer or at such other time as is appropriate.

Since 2004, the roles of Chairman of the Board and Chief Executive Officer of our Company have been held by different persons.  Although in the past such roles have been combined, we currently believe that having separate individuals serve in these roles is appropriate.

Board’s Role in Risk Oversight

Our Board is actively involved in oversight of risks that could affect our Company.   The Board receives regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, and strategic risks.   These reports are reviewed by the full Board, or, where responsibility for a particular area of risk oversight is delegated to a committee of the Board, that committee reviews the report and then reports to the full Board.  Our regulators also send periodic reports of examination to our directors, which contain the regulators’ assessments of various risks facing our Company and our Bank, as well as their assessments of our handling of those risks.  Accordingly, oversight of risk is a constant element of the functioning of our Board.

Director Nomination Process

In recommending director candidates, our Nominating Committee takes into consideration such factors as it deems appropriate based on our current needs.  These factors may include experience, judgment, specific skills, decision-making ability, background, character, reputation in the community, community activities and relationships, ability to work with others, and the interrelationship between the candidate’s experience and business background with our other Board members’ experience and business backgrounds, as well as the candidate’s ability to devote the required time and effort to serve on the Board.  Although the Nominating Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees, the Committee considers racial and gender diversity, as well as diversity in business and educational experience among all of the directors, as part of the total mix of information it takes into account in identifying nominees.

Our Nominating Committee will consider candidates recommended by our shareholders for nomination as Board of Directors’ nominees if the shareholders comply with the following requirements.  If you wish to recommend a director candidate to the Committee for consideration as a Board of Directors’ nominee, you must submit in writing to the Committee the recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve.   You must deliver this information to the Chairman of the Committee at our address and we must receive the information no later than January 15 in any year for the candidate to be considered as a potential Board of Directors’ nominee at the Annual Meeting of Shareholders for that year.  The Committee may request further information if it determines a potential candidate may be an appropriate nominee.  We will give director candidates recommended by shareholders that comply with these requirements the same consideration that the Committee’s candidates receive.

The Committee will not consider director candidates recommended by shareholders for recommendation as potential Board of Directors’ nominees if the shareholder recommendations are received later than January 15 in any year.  Nevertheless, shareholders of record may nominate persons at the annual meeting for election to the Board of Directors if they have followed the procedures set forth in our bylaws.  Those procedures provide that no person will be qualified to be elected as a director of our Company by the shareholders unless such person is either (a) nominated by the board of directors, or (b) nominated by a shareholder of record and the shareholder (i) gives written notice to our corporate secretary of the name, address and share ownership of the shareholder and the nominee not less than 90 days prior to the meeting of shareholders at which such person is to be nominated, and (ii) within 15 days after an acknowledgement of the notice is sent by certified mail or private courier service to the shareholder at the address given in the notice, the shareholder furnishes to our corporate  secretary a written consent of the nominee to be nominated and to serve as a director, if elected, together with such information about the nominee as the secretary may request in order to comply with applicable regulations regarding the solicitation of proxies.  No person who is 72 years of age or older is eligible to be elected or re-elected a director of our Company.  The presiding officer of the meeting may disregard nominations not made in accordance with these requirements, and upon his instructions, the vote tellers shall disregard all votes cast for each such nominee.

Shareholder Communications with the Board of Directors

Any shareholder who wishes to send communications to the Board of Directors should mail them addressed to the intended recipient by name or position in care of:  Corporate Secretary, Peoples Bancorporation, Inc., P. O. Box 1989, Easley, South Carolina 29641.  Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication.  Our Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

In the case of communications addressed to the Board of Directors, our Corporate Secretary will send appropriate shareholder communications to the Chairman of the Board.  In the case of communications addressed to the independent or outside directors, our Corporate Secretary will send appropriate shareholder communications to the Chairman of the Audit Committee.  In the case of communications addressed to a committee of the board, our Corporate Secretary will send appropriate shareholder communications to the Chairman of such committee.

MANAGEMENT COMPENSATION

Overview of Executive Compensation

Our Compensation Committee has developed and implemented a formalized salary administration program for all our personnel, including our executive officers.  Elements of compensation for executive officers include a base salary, insurance and other related benefits, pension benefits, and, if performance goals are met, may include incentive cash awards, bonuses, and stock options.  The Committee’s objectives in setting, and reasons for paying, each element of executive compensation are:

•	to attract, motivate and retain our key employees;
•	to maintain a base salary structure that is competitive in our marketplace;
•	to link annual incentive cash awards with specific profitability and performance goals; and
•	to provide long-term incentive awards in the form of stock options that couple management ownership with shareholder value.

The Compensation Committee’s philosophy is designed to reward our individual executive officers both for their personal performance and for performance of our Company with respect to growth in assets and earnings, expansion and increases in shareholder value.  The Committee makes its decisions about allocations between long-term and current compensation, allocations between cash and non-cash compensation, and allocations among various forms of compensation, in its discretion based on the Committee’s subjective assessment of how these allocations will best meet the Company’s overall compensation goals outlined above.

Each element of compensation has a specific purpose related to the Company’s overall compensation objectives.  For instance, base salaries are primarily designed to be competitive in the marketplace and to attract and retain key employees.  Cash incentive awards are designed to align the employee’s annual incentive compensation with the current stated financial objectives of the Company.  Stock options provide very long-term incentives, in that they only have value to the employee if the Company’s stock value increases over time.  Vesting schedules and certain other elements of compensation, such as salary continuation plans for executive officers, are designed to provide incentives for our officers to remain in the employ of the Company.

Compensation issues have come to the forefront during the recent financial crises and economic downturn and created significant stress to executive compensation structures.  The Compensation Committee is, however, committed to being responsive to the rapidly changing compensation arena as it unfolds.  The Committee’s guiding principle will remain the creation of a compensation plan that will continue to attract and retain and properly reward exceptional talent based on individual and collective performance as it directly relates to shareholder value.

Summary of Executive Officer Compensation

The following table provides summary information for the years ended December 31, 2010 and 2009 concerning compensation awarded to, earned by, paid to or on behalf of, persons serving as our Chief Executive Officer during 2010, and our two next most highly compensated executive officers whose total compensation in 2010 exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus (2)	Option Awards(2) ($)	Non- Equity Incentive Plan Compen-sation	Nonquali- fied Deferred Compensa- tion Earnings ($)	All Other Compen- sation ($)		Total ($)
R. Riggie Ridgeway	2010	$294,789	$0	$0	$0	$0	$47,428	(3)	$342,217
Chief Executive Officer Emeritus since July 2010; Chief Executive Officer until July 2010	2009	$294,789	$0	$0	$0	$0	$39,668		$334,457

L. Andrew Westbrook, III	2010	$261,501	$0	$0	$0	$0	$37,834	(4)	$299.335
President and Chief Executive Officer since July 2010; President and Chief Operating Officer until July 2010	2009	$248,101	$0	$0	$0	$0	$51,574		$299,525

William B. West	2010	$195,901	$0	$0	$0	$0	$41,802	(5)	$237,703
Executive Vice President	2009	$193,901	$0	$0	$0	$0	$38,406		$232,307

Robert E. Dye, Jr.	2010	$140,801	$0	$0	$0	$0	$22,351	(6)	$163,152
Senior Vice President and	2009	$127,408	$0	$0	$0	$0	$33,071		$160,479
Chief Financial Officer

(1)	Includes amounts deferred and contributed to the 401(k) Plan by the named officer.
(2)	No cash bonuses were paid and no options were awarded in 2009 or 2010.
(3)
Includes director fees of $14,400; our contributions to the 401(k) Plan of $9,800; medical and dental insurance premiums of $7,648; and imputed income from term life insurance of $6,365.  Also includes fees paid for country/eating clubs, life insurance, the use of a Company-owned vehicle, and cellular phone service, which did not exceed $10,000 in the aggregate.

(4)
Includes director fees of $1,000; our contributions to the 401(k) Plan of $9,800; medical and dental insurance premiums of $8,585; country/eating clubs of $6,928; and imputed income from term life insurance of $8,385.  Also includes fees paid for the use of a Company-owned vehicle, and cellular phone service, which did not exceed $10,000 in the aggregate.

(5)
Includes director fees of $1,000; our contributions to the 401(k) Plan of $7,832; medical and dental insurance premiums of $7,648; and imputed income from term life insurance of $22,052. Also includes fees paid for country/eating clubs, the use of a Company-owned vehicle, and cellular phone service, which did not exceed $10,000 in the aggregate.

(6)
Includes director fees of $1,000; our contributions to the 401(k) Plan of $5,646; medical and dental insurance premiums of $8,536; and imputed income from term life insurance of $3,616. Also includes fees paid for country/eating clubs, the use of a Company-owned vehicle, and cellular phone service, which did not exceed $10,000 in the aggregate.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information about stock options held by our executive officers at the end of 2010.  We have not made any other equity-based awards to our executives, and we did not grant them options in 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
R. Riggie Ridgeway	0	0		0	N/A

William B. West	0	0		0	N/A

L. Andrew Westbrook, III (1)	4,685 3,638 4,495	827 642 1,927	$ $ $	10.25 10.43 10.48	04/01/16 09/29/16 01/02/17

Robert E. Dye, Jr. (2)	2,009 4,558	0 0	$ $	9.33 12.89	07/16/12 05/18/14
(1)
Mr. Westbrook’s options were granted on April 1, 2006, September 29, 2006 and January 2, 2007.  The options vest over a five year period: 25% vested upon grant and an additional 15% vest on the anniversary of the grant each year thereafter.  Six months must elapse between the date of grant and the date of sale of common stock acquired on exercise of the options.  The options are exercisable for a period of ten years.

(2)
Mr. Dye’s options were granted on July 16, 2002 and May 18, 2001.  The options vest over a five year period: 25% vested upon grant and an additional 15% vest on the anniversary of the grant each year thereafter.  Six months must elapse between the date of grant and the date of sale of common stock acquired on exercise of the options.  The options are exercisable for a period of ten years.

Noncompetition, Severance and Employment Agreements

On February 23, 2005, we entered into Noncompetition, Severance and Employment Agreements with each of Messrs. Ridgeway and West, and on April 8, 2005, we entered into a Noncompetition, Severance and Employment Agreement with Mr. Westbrook.  The term of each of the agreements was a rolling three-year period commencing on the date of each agreement, extending each day for an additional day, unless notice were given providing that the agreement would cease to extend automatically.  Upon such notice, the term of the agreement would be three years from the date of the notice, unless the executive's employment was earlier terminated pursuant to the terms of the agreement.

On August 1, 2008, the Board of Directors provided the required notice to each of Messrs. Ridgeway, West, and Westbrook that each of their agreements would, as of that date, cease automatically to extend, and accordingly each agreement would terminate on August 2, 2011.   The Board of Directors also offered to replace each of the existing agreements with another agreement that provided for a one-year term that could be extended each year for an additional year at the discretion of the Board, and provided somewhat different benefits from those provided by the original agreements.  Mr. Ridgeway declined the offer of a substitute agreement, and accordingly he remains subject to his existing agreement, which will terminate August 2, 2011, unless his employment is otherwise terminated earlier pursuant to the terms of the agreement.

Messrs. West and Westbrook accepted the offer of substitute employment agreements, and on September 2, 2008, we entered into a substitute agreement with Mr. West, and The Peoples National Bank entered into a substitute agreement with Mr. Westbrook, and each of their Noncompetition, Severance and Employment Agreements, dated as of February 23, 2005 and April 8, 2005 respectively, was terminated.

Agreement with Mr. Ridgeway

Mr. Ridgeway’s agreement provides for a base salary of $275,000 per year which may be adjusted by the Compensation Committee of our Board of Directors from time to time in its discretion, payment of annual incentive bonuses determined in accordance with the terms of any incentive plans adopted by the Board, stock options, an automobile, country club dues, and any other employee benefits we generally provide to our most highly ranking executives for so long as we provide such benefits.  Mr. Ridgeway’s current annual base salary is $294,688.

We may terminate Mr. Ridgeway’s employment under the agreement for cause or as a result of disability, in which cases we will have no further obligations to make payments under the agreement.  “Cause” is defined to include: (a) willful and continued failure to implement or follow the directives, policies or procedures of the Board, willful violation of any state or federal law or regulation to which we are subject, gross malfeasance of duty, conduct grossly inappropriate to Mr. Ridgeway’s office, or willful violation of the agreement which is demonstrably likely to lead to material injury to us; (b) any act that resulted or was intended to result in direct or indirect gain to or personal enrichment of Mr. Ridgeway at our direct or indirect expense; (c) any act that constitutes fraud, dishonesty, moral turpitude, gross negligence, or intentional damage to our property or business; (d) conviction (from which no appeal may be or is timely taken) of a felony; or (e) suspension or removal from office by federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time.  In the case of clauses (a) and (b) above, however, such conduct shall not constitute cause unless we have given Mr. Ridgeway written notice specifically setting forth the reasons the Board believes Mr. Ridgeway’s conduct meets the criteria, provided him the opportunity to be heard in person by the Board, and after such hearing, two-thirds of the Board (excluding Mr. Ridgeway) adopts a resolution in good faith evidencing the termination.  Additionally, such conduct also will not constitute cause if Mr. Ridgeway in good faith believed the conduct was in, or not opposed to, the interests of the Company, and was not intended to, and did not, result in his direct or indirect gain or personal enrichment.

The agreement also provides that we may terminate Mr. Ridgeway other than for cause or for disability, but we must make payments to him under the agreement if we do so.  If we terminate Mr. Ridgeway other than for cause or for disability and there has been a change in control, we must pay him immediately upon termination the full amount of compensation and benefits that would otherwise be payable under the agreement over the three years following the termination.  If we terminate Mr. Ridgeway other than for cause or for disability in the absence of a change of control, we must pay him, as if he were still employed by us, the compensation and benefits that would otherwise be payable under the agreement for the remaining term of the agreement.

The agreement defines “change of control” as any of the following:  (a) an acquisition (other than directly from us) of any of our voting securities by any person immediately after which the person has beneficial ownership of 50% or more of the combined voting power of our then outstanding voting securities (however, such an acquisition by us or by certain entities controlled by us, or an acquisition in connection with a merger or similar transaction subsequent to which the persons who were our shareholders immediately prior to the transaction still own more than 50% of the voting power of the surviving entity in substantially the same proportion as their ownership immediately prior to the transaction and subsequent to which the persons who were members of our Board of Directors immediately prior to the transaction continue to constitute at least two-thirds of our Board after the transaction, will not be deemed to be a change of control); (b) the individuals who were members of our Board of Directors as of the date of the agreement, or persons subsequently elected by a vote of at least two-thirds of those directors, cease for any reason to constitute at least two-thirds of our Board; (c) approval by our shareholders of a merger, consolidation or reorganization, unless the persons who were our shareholders immediately prior to the transaction still own more than 50% of the voting power of the surviving entity after the transaction in substantially the same proportion as their ownership immediately prior to the transaction and the persons who were members of our Board of Directors immediately prior to the transaction continue to constitute at least two-thirds of our Board after the transaction; (d) approval by our shareholders of a complete liquidation or dissolution of our Company; (e) approval by our shareholders of an agreement for the sale or other disposition of all or substantially all of our assets (other than to one of our subsidiaries); or (f) the occurrence of any other event or circumstance that our Board determines affects our control.   The agreement further provides that, if Mr. Ridgeway’s employment is terminated prior to a change of control and he reasonably demonstrates that termination was at the request of a third party who indicated an intention or took steps reasonably calculated to effect a change of control and who actually effectuated a change of control, or that termination otherwise occurred in connection with, or in anticipation of, a change of control that actually occurred, then the date of the change of control with respect to the executive will mean the date immediately prior to the date of termination of his employment.

Under the agreement, Mr. Ridgeway also has the right to terminate his employment after a change of control and we would be required to make payments to him.  If he terminates his employment and such termination constitutes an involuntary termination, we must pay him immediately upon termination the full amount of compensation and benefits that would otherwise be payable under the agreement over the three years following the termination.  If he terminates his employment and such termination constitutes a voluntary termination, we must pay him immediately upon termination the full amount of compensation and benefits that would otherwise be payable under the agreement for one year following the date of his voluntary termination.  If he terminates his employment and the termination does not constitute an involuntary termination or a voluntary termination, we will have no further obligations to make payments under the agreement.

Under the agreement, “involuntary termination” means the termination of employment by Mr. Ridgeway within one year following a change in control which is due to: (i) a material change of his responsibilities, position, office, title, reporting relationships or working conditions, authority or duties; (ii) a material change in the terms of the agreement; (iii) a material reduction in his compensation or benefits; (iv) a forced relocation outside the Anderson/Easley/Greenville/Spartanburg metropolitan area;  (v) a significant increase in his travel requirements; (vi) our insolvency; or (vii) our breach of any material provision of the agreement.  We have 30 days after written notice is given to us to remedy any of these circumstances, and if we do so, no involuntary termination will be deemed to have occurred.  Furthermore, if Mr. Ridgeway consents in writing to any of the events listed in (i) through (vii) above, or if he has not objected in writing to any of such events within three months after occurrence, such event or events will not constitute the basis for treating any termination of his employment as an involuntary termination.

Under the agreement, “voluntary termination” means the termination by Mr. Ridgeway of his employment within one year following a change in control which is not the result of any of the events that would be deemed an involuntary termination.

If Mr. Ridgeway dies while employed by us, we will have no further obligations to make payments under the agreement.

If we are required to make severance payments under the agreement, (i) the amount of annual salary will be deemed to be the annualized salary being paid immediately prior to the termination, (ii) the annual amount of unfixed compensation (such as a bonus) will be deemed to be equal to the average of such compensation over the three year period immediately prior to the termination, and (iii) the annual amount of benefits will be deemed to be the sum of our cost of providing the benefits to Mr. Ridgeway for the twelve month period ending immediately prior to the termination.

If we terminate Mr. Ridgeway other than for cause, or in the event of a voluntary or involuntary termination as described above, or in the event of his death while in our employment, all of his rights to awards of share grants or unexpired options will be deemed to have vested and become immediately exercisable, and will be released from all conditions and restrictions on transfer, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended.

If any payment provided for in the agreement would, if paid, constitute a “golden parachute payment” as defined in 12 C.F.R. § 359.1(f) as in effect on the date of the agreement, our obligation to make such payment will be subject to an additional condition that the circumstances which cause the payment to be a “golden parachute payment” shall have ceased to exist, but such payment will become payable in full at such time as the condition is met, together with interest at the prime rate, compounded annually, from the date such payment would have been due had it not been a “golden parachute payment” until paid.

If we determine, on the date of a change in control, that the payments provided for in the agreement would constitute “excess parachute payments,” under Section 280G of the Internal Revenue Code of 1986, as amended, then the compensation we would be required to pay under the agreement will be reduced to the point at which such compensation will not qualify as an “excess parachute payment.”

Other provisions of the agreement require Mr. Ridgeway to maintain the confidentiality of information obtained from us during employment with us and for a period of 24 months after termination of his employment with us.  The agreement also prohibits Mr. Ridgeway from competing with us or soliciting our customers or employees for a period of one year after termination of employment by us for cause or by him in the absence of a change of control.  There are no limitations on competition or solicitation of customers or employees if Mr. Ridgeway’s employment is terminated following a change in control, at the request of a third party in anticipation of a change of control that actually occurs, or otherwise with or in anticipation of, a change of control that actually occurs.

Agreements with Messrs. West and Westbrook

The employment agreements with Messrs. West and Westbrook provided for termination December 31, 2010, but further provided for our Board of Directors (with respect to Mr. West) or The Peoples National Bank (with respect to Mr. Westbrook) to meet annually in May of each year (beginning in 2009) to determine whether to extend the agreement for an additional year.  The Boards extended the agreements for an additional year in May 2010.

Mr. West's annual base salary is currently $195,800, and Mr. Westbrook's annual base salary is currently $261,400.  As provided under their respective employment agreements, these salaries are subject to potential annual increases at the discretion of the respective boards of directors.  Messrs. West and Westbrook are also eligible for annual performance based cash compensation and stock-based awards as determined by the respective boards of directors or pursuant to applicable incentive or benefit plans adopted by us.  Additionally, they will each be provided with an automobile and country club dues not to exceed $400 monthly, and will be eligible to receive any other employee benefits generally provided by us or our Bank to our respective most highly ranking executives.  Messrs. West and Westbrook are also eligible to receive a separate Salary Continuation Agreement that provides nonqualified deferred compensation benefits.

Under their respective employment agreements, Messrs. West and Westbrook may be terminated for cause or as a result of disability for a period of 180 days, in which cases we will have no further obligations to make payments past the date of such termination, except that in the case of a termination as a result of disability, we must additionally pay the executive a bonus equal to a pro rata portion of his previous year’s bonus.  “Cause” is defined to include:  (a) the commission of a willful or grossly negligent act or omission which is intended to cause, actually causes, or is reasonably likely to cause us material harm; (b) indictment for the commission or perpetration of any felony or any crime involving dishonesty, moral turpitude or fraud; (c) material breach of the agreement; (d) the receipt by us of notice that a regulatory agency intends to institute regulatory action of any kind against the executive or us, provided that it is determined by the respective boards of directors in good faith that the executive’s actions contributed to the initiation of such regulatory action or that the termination of the executive would materially assist us in complying with the action or in avoiding adverse effects from such action; (e) the exhibition of behavior within the scope of employment that is materially disruptive to our business operations; or (f) failure to devote full business time and attention to employment duties.

We may also terminate Messrs. West’s and Westbrook’s employment without cause, but we must make payments to them if we do so.  In the case of a termination without cause of either Mr. West or Mr. Westbrook, the terminated executive will be entitled to receive severance compensation for 24 months in an amount equal to 100% of his then current monthly base salary, together with a bonus equal to a pro rata portion of his previous year's bonus.

If either executive dies while employed by us, we will be obligated to pay his estate any sums due and owing through the end of the month during which the death occurred.  Additionally, we must pay the executive’s estate a bonus equal to a pro rata portion of the executive’s previous year’s bonus.

Under the agreements, Messrs. West and Westbrook also have the right to terminate their employment at any time upon written notice to us.  In such event, we will only be obligated to pay any amounts due and owing up to and including the date of such termination.

The employment agreements with Messrs. West and Westbrook also provide for change in control benefits, regardless of whether the executive remains employed by us or our successor following a change in control.  In the event of a change in control (as defined by Treasury Regulation Section 1.409A-3(i)(5)), the executive will be entitled to cash compensation equal to three times his then current annual base salary as well as a bonus equal to a pro rata portion of his previous year’s bonus.  Additionally, any outstanding incentive awards or stock options shall become fully vested.

At the time of any termination of employment for any reason, we will enter into a Severance Agreement and Release with the terminated executive acknowledging any remaining obligations.  This agreement will also discharge both us and the executive from any claims or obligations arising out of or in connection with the executive’s employment, including the circumstances surrounding the termination.

If the executive is suspended or temporarily prohibited from conducting our affairs by any action by any applicable regulatory or other legal authority and is not terminated from employment with us, our obligations under the applicable employment agreement will be suspended as of the earlier of the date of such suspension or the date on which the executive was provided with notice of any suspension action.  If the charges underlying any suspension action are thereafter dismissed, we will reinstate any obligations to the executive which were suspended and will be obligated to pay the executive all compensation withheld during the period of suspension.

If we determine that any payments provided for in the agreement would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, then the compensation we would be required to pay under the agreement will be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the executive without the compensation being treated as an “excess parachute payment.”

Other provisions of the agreements with Messrs. West and Westbrook require them to maintain the confidentiality of information obtained from us during employment with us (including trade secrets) and for a period of 24 months after termination of their employment with us.  The agreements also prohibit the executives from competing with us or soliciting our customers or employees for a period of 24 months after termination of employment with us.  In the event that we terminate either executive without cause, the terminated executive will have the option to reduce the noncompetition and nonsolicitation provisions in the agreement to any period not less than 12 months, but will be required to accept a pro rata reduction in any severance benefits payable by us for each month the restrictive period is decreased.

The foregoing is merely a summary of certain provisions of the employment agreements, and is qualified in its entirety by reference to such agreements, which have been filed with the Securities and Exchange Commission. This summary does not create any rights in any person.

Retirement Benefits

Salary Continuation Agreements

We have entered into Salary Continuation Agreements with Messrs. Ridgeway, Westbrook, West and Dye.  The agreements provide for payments of benefits to Messrs. Ridgeway, Westbrook, West and Dye commencing at their retirements at age 65, or earlier to the respective executive’s beneficiary in the event of the executive’s death.   We have purchased universal life insurance policies on the lives of Messrs. Ridgeway, Westbrook, West and Dye which are reflected in our balance sheet as cash surrender value of life insurance.  Although we plan to use these policies to fund our obligations under the agreements, our obligations are independent of the policies.

Agreement with Mr. Ridgeway

The agreement with Mr. Ridgeway provides that if his employment is terminated at or after he reaches age 65, we will pay him an annual retirement benefit of 35% of his final salary.  This benefit is payable in monthly installments beginning in the month after his retirement and continuing for the greater of his life or 239 months.  This amount is currently estimated to be $103,141 per year at Mr. Ridgeway’s projected normal retirement date.

In the event that Mr. Ridgeway’s employment with us is terminated prior to his retirement for any reason other than death or disability or for cause, the agreement provides that he will be paid a retirement benefit beginning at age 65 of $103,141.

In the event that Mr. Ridgeway’s employment with us is terminated prior to age 65 due to disability, in lieu of the benefits set forth above, he will be paid an annual benefit after he reaches age 65 of $103,141.

In the event that Mr. Ridgeway dies while he is employed by us, his agreement provides that his beneficiary shall receive an amount of $1,044,563.  This amount would be paid in a lump sum.

Agreements with Messrs. Westbrook, West, and Dye

The agreements with each of Messrs. Westbrook, West and Dye provide that if their employment with us is terminated at the later of age 65 or upon “separation of service” (as defined in Sections 414(b) and 414(c) the Internal Revenue Code), we will pay them an annual benefit of 15% of their final pay.   The agreements define “final pay” as the executive’s highest annualized base salary (before reduction for compensation deferred pursuant to all qualified, non-qualified, and Internal Revenue Code Section 125 plans) from the three years prior to separation from service, including the year separation from service occurs.  This benefit is to be distributed in 12 equal monthly installments for a period of 15 years, commencing on the first day of the month following retirement.  We refer to this benefit as the “normal retirement benefit.”  These annual amounts are currently estimated to be $76,377, $35,733, and $50,017 for Messrs. Westbrook, West and Dye respectively, at each of their projected normal retirement dates.

The agreements with each of Messrs. Westbrook, West and Dye provide that if their employment with us is terminated prior to age 65, except following a change of control or due to death, disability or termination for cause, we are required to pay them the vested percentage, determined as of the end of the plan year preceding separation from service, of the normal retirement benefit referred to in the paragraph above pursuant to a vesting schedule.  For Mr. Westbrook, the vesting schedule ranges from 15.51% for the plan year ending September 30, 2010 to 100% at or after May 27, 2027.  For Mr. West, the vesting schedule ranges from 27.3% for the plan year ending September 30, 2010 to 100% at or after January 31, 2015.  For Mr. Dye, the vesting schedule ranges from 14.06% for the plan year ending September 30, 2010 to 100% at or after July 5, 2032.  This benefit is to be distributed in 12 equal monthly installments for a period of 15 years, commencing on the first day of the month following the executive’s reaching age 65.

The agreements with each of Messrs. Westbrook, West, and Dye provide that if their employment with us is terminated prior to age 65 due to disability, we are required to pay them the vested percentage, determined as of the end of the plan year preceding separation from service, of the normal retirement benefit pursuant to a vesting schedule.  For Mr. Westbrook, the vesting schedule ranges from 31.01% for the plan year ending September 30, 2010 to 100% at or after May 27, 2027.  For Mr. West, the vesting schedule ranges from 54.6% for the plan year ending September 30, 2010 to 100% at or after January 31, 2015.  For Mr. Dye, the vesting schedule ranges from 28.13% for the plan year ending September 30, 2010 to 100% at or after July 5, 2032.  This benefit is to be distributed in 12 equal monthly installments for a period of 15 years, commencing on the first day of the month following the executive’s reaching age 65.

The agreements with each of Messrs. Westbrook, West, and Dye provide that if there is a separation of service following a change in control, we are required to pay them 100% of 15% of final pay (as defined above) increased by 4% annually until they reach age 65.  This benefit is to be distributed in 12 equal monthly installments for a period of 15 years, commencing on the first day of the month following the executive’s reaching age 65.

The agreements define “change of control” as the occurrence of a “change in ownership” or a “change in effective control” of our Company or any affiliated corporation, as described in Treasury Regulations Section 1.409A-3(g)(5) (we refer to these terms collectively as “change in control events”).  To qualify as a change in control, the occurrence of the change in control event must be objectively determinable.  To constitute a change in control, the change in control event must relate to (i) the corporation for which the executive is performing services at the time of the change in control; (ii) the corporation that is liable for the payment of the deferred compensation; or (iii) a corporation that is a majority shareholder of a corporation identified in subparagraph (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in subparagraph (i) or (ii) above.

A “change in ownership” of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.  However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the corporation or to cause a change in the effective control of the corporation.

Even if a corporation has not undergone a change in ownership, a “change in effective control” of a corporation occurs on the date that either: (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election.

The agreements provide that commencement of payments will be deferred for six months if failure to do so would cause a violation of Internal Revenue Code Section 409A.  In such event, any distribution which would otherwise be paid to the executive within the first six months following the separation from service will be accumulated and paid to the executive in a lump sum the first day of the seventh month following the separation from service. All subsequent distributions will be paid in the manner specified.

The agreements provide that, if any of Messrs. Westbrook, West, or Dye dies while in active service to us, we are required to pay his designated beneficiary 15% of final pay (as defined above) increased by 4% annually until they reach age 65.  This payment is to be made as a lump sum present value of the projected stream of payments at normal retirement within 60 days after we receive a copy of the death certificate.  If the executive dies after any benefit distributions have commenced under the agreement, but before receiving all such distributions, we are required to pay his beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the executive had the executive survived.  If the executive is entitled to benefit distributions under the agreement, but dies prior to the commencement of benefit distributions, we are required to pay his beneficiary the same benefits that the executive was entitled to prior to death except that the benefit distributions will commence within 30 days following our receipt of the death certificate.

We are not required to make any payments to Messrs. Westbrook, West, or Dye if we terminate their employment for cause or if they are subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

The agreements also provide that Messrs. Westbrook, West, and Dye will forfeit their payments under the agreements if, while they are employed by us or while they are receiving payments under the agreements, they, directly or indirectly, own, manage, operate, control, are employed by, consult with, participate in, or are connected in any manner with the ownership, employment, management, operation, consulting or control of any financial services institution that competes with us.

The foregoing is merely a summary of certain provisions of the Salary Continuation Agreements and is qualified in its entirety by reference to the agreements, which have been filed with the Securities and Exchange Commission.

Death Benefits – Split Dollar Life Insurance

We provide Mr. Ridgeway with a life insurance policy and have entered into a Split Dollar Agreement with him relating thereto.  We are the owner of the policy and pay all of the premiums on the policy.  Upon Mr. Ridgeway’s death, the agreement requires payment to us of proceeds equal to the greater of (a) the cash surrender value of the policy, or (b) the aggregate premiums we have paid on the policy, less any indebtedness to the insurer.  Any remaining amount of proceeds is required to be paid to Mr. Ridgeway’s designated beneficiary or any assignee, but only if he was employed by us at normal retirement age.  The agreement defines “normal retirement age” as the earliest of Mr. Ridgeway’s 65th birthday, the date of termination of his employment as a result of disability, or the date of a change of control.

The agreement defines “change of control” as any of the following: (a) direct or indirect acquisition by any person within any 12 month period of securities representing an aggregate of 20% percent or more of the combined voting power of our outstanding securities; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute our Board, cease for any reason to constitute at least a majority of our Board, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; (c) consummation of (i) a merger, consolidation or other business combination of our Company unless our outstanding common stock immediately prior to the transaction would continue to represent at least 67% of the outstanding common stock of the surviving entity immediately following such transaction; or (ii) a plan of complete liquidation of our Company or an agreement for our sale or disposition of all or substantially all of our assets; or (d) the occurrence of any other event or circumstance which is not covered by (a) through (c) above which the Board of Directors of the Company determines affects control of our Company and, in order to implement the purposes of the Split-Dollar Agreement, adopts a resolution that such event or circumstances constitutes a change of control for the purposes of the agreement.

We may not sell, surrender or terminate the policy unless we first offer Mr. Ridgeway the right to purchase it for an amount equal to the cash surrender value.  After termination of Mr. Ridgeway’s employment at normal retirement age, we are required to maintain the policy in full force and effect unless we replace it with comparable coverage.  We impute income to Mr. Ridgeway in an amount equal to the current term rate for his age multiplied by the aggregate death benefit payable to his beneficiary.  The “current term rate” is defined as the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

The foregoing is merely a summary of the Split Dollar Agreement, and is qualified in its entirety by reference to the agreement itself, which is filed with the Securities and Exchange Commission.  This summary does not create any rights in any person.

Temporary Limitation of Payments

In connection with the sale of preferred stock to the United States Treasury on April 24, 2009, Messrs. Ridgeway, Westbrook, West, and Dye have waived certain rights and agreed to the modification of their compensation during the period that any of the preferred stock is held by the United States Treasury in order to comply with certain provisions of the Emergency Economic Stability Act of 2008 and the regulations issued thereunder.  Accordingly, some of the compensation and benefits discussed above may not be payable if the payment is due or accrues during the period that any of the preferred stock is held by the United States Treasury.

1993 Incentive Stock Option Plan

The 1993 Peoples Bancorporation, Inc. Incentive Stock Option Plan (the “1993 Plan”) reserved 890,968 shares (as adjusted for stock dividends and stock splits since inception of the plan) for issuance upon exercise of options under the plan, and provided for the grant of options at the discretion of our Board of Directors or a committee designated by the Board to administer the 1993 Plan.  The option exercise price was required to be at least 100% of the fair market value of the stock on the date the option was granted (or 110% in the case of an option granted to a person who owns more than 10% of the total combined voting power of all classes of stock of the Company), and the options are exercisable by the holder thereof prior to their expiration in accordance with the terms of the holder’s Stock Option Agreement and the 1993 Plan.  Stock options granted pursuant to the 1993 Plan expire no later than ten years from the date on which they are granted, except in the case of options granted to ten percent shareholders, which expire not later than five years from the date on which they are granted.  The 1993 Plan had a ten-year term and has, therefore, terminated.  Although options may still be exercised under the 1993 Plan, no further options may be granted under the 1993 Plan.

2004 Stock Option Plan

The 2004 Stock Option Plan (the “2004 Plan”) reserved 355,535 shares (as adjusted for stock splits and stock dividends since inception of the plan) for issuance pursuant to the exercise of options under the 2004 Plan.  The plan is administered by our Board of Directors or a committee appointed by the Board.  Options awarded under the plan may be “incentive stock options” within the meaning of the Internal Revenue Code or non-qualified options.  Options may be granted pursuant to the 2004 Plan to persons who are directors, officers or key employees of the Company or any subsidiary (including officers who are employees) at the time of grant. Our Board of Directors or the committee selects the persons to receive grants under the 2004 Plan and determines the number of shares covered by options granted under the plan.  All stock options will have such exercise prices as may be determined by the Board of Directors or the committee at the time of grant, but such prices may not be less than the fair market value of our common stock (as determined in accordance with the plan) at the date of grant.  The Board of Directors or the committee may set other terms for the exercise of the options but may not grant to any one holder more than $100,000 of incentive stock options (based on the fair market value of the optioned shares on the date of the grant of the option) which first become exercisable in any calendar year. No options may be exercised after ten years from the date of grant, and options may not be transferred except by will or the laws of descent and distribution.  Incentive stock options may be exercised only while the optionee is an employee of our Company, within three months after the date of termination of employment, or within twelve months of death or disability, but only to the extent the option has not expired.

The number of shares reserved for issuance under the 2004 Plan, the number of shares covered by outstanding options and the exercise price of options will be adjusted in the event of changes in the number of outstanding shares of common stock effected without our receipt of consideration.  All outstanding options will become immediately exercisable in the event of a change of control, or imminent change of control, of our Company (both as defined in the plan).  In the event of an extraordinary corporate action (as described in the plan), subject to any required shareholder approval, the Board of Directors or the committee, in its sole discretion, may also cancel and pay for outstanding options.  The Board or committee also has the power to accelerate the exercise date of outstanding options at any time.  The Board of Directors may alter, suspend or discontinue the plan, but may not increase (except as discussed above) the maximum number of shares reserved for issuance under the plan, materially increase benefits to participants under the plan, or materially modify the eligibility requirements under the 2004 Plan without shareholder approval or ratification.   The 2004 Stock Option Plan will terminate on April 6, 2014, and no options will be granted thereunder after that date.

The foregoing summaries of the 1993 Stock Option Plan and the 2004 Stock Option Plan are qualified in their entirety by reference to the plans, which have been filed with the Securities and Exchange Commission as exhibits to registration statements on Forms S-8 in 2004.

Compensation of Directors

Directors’ Fees

We paid director fees of $500 per board meeting in 2010, with the Chairman of the Board receiving an additional $500 per board meeting. We also paid committee fees of $250 per meeting in 2010.  We paid the chair of each committee an additional $100 for each meeting.

Most of our directors also served as a director of one of our Banks in 2010.  The Peoples National Bank paid director fees of $950 per meeting in 2010, with the Chairman receiving an additional $475 per meeting; Bank of Anderson, N.A. paid director fees of $500 per meeting in 2010, with the Chairman receiving an extra $250 per meeting; and Seneca National Bank paid director fees of $300 per meeting in 2010 with the Chairman receiving an extra $200 per meeting.  The Peoples National Bank paid committee fees of $200 per meeting in 2010; Bank of Anderson, N.A. paid committee fees of $150 per meeting in 2010; and Seneca National Bank paid committee fees of $100 per meeting in 2010.  The chairs of the Banks’ committees each receive an additional $100 per committee meeting.  Payment of director fees is not contingent upon attendance at regularly scheduled board meetings, but attendance is required for payment in connection with special called board meetings.

Information about fees paid to each director in 2010 is set forth in the “Director Compensation” table below.

1997 Non-Employee Director Stock Option Plan

The 1997 Non-Employee Director Stock Option Plan (the “1997 Plan”) initially reserved 410,479 shares (as adjusted for stock splits and stock dividends since inception of the plan) for issuance upon exercise of options under the 1997 Plan, and provided for the granting to our non-employee directors of options under a non-discretionary formula set forth in the 1997 Plan.  The option exercise price of each option was required to be not be less than 100% of the fair market value of the shares of our common stock on the date of grant, and the options are exercisable by the holder thereof prior to their expiration in accordance with the terms of the holder’s stock option agreement and the 1997 Plan.  Stock options granted pursuant to the 1997 Plan expire no later than ten years from the effective date of the 1997 Plan.

     The 1997 Plan terminated on April 14, 2007, and no further options may be granted under the plan (though outstanding options may still be exercised until their expiration dates).

2007 Non-Employee Director Stock Option Plan

The 2007 Non-Employee Director Stock Option Plan (the “2007 Plan”) was approved by our shareholders at the 2007 Annual Meeting.  The provisions of the 2007 Plan are substantially the same as the provisions of the 1997 Plan and the plan is, in essence, an extension of the 1997 Plan.  The 1997 Plan expired with 88,715 shares (as adjusted for stock dividends since inception of the plan) shares still reserved for grant that could no longer be granted because of expiration of that plan.  Accordingly, the Board adopted, and shareholders approved, the new 2007 Plan reserving 88,715 shares (as adjusted for stock dividends since inception of the plan) for issuance upon exercise of options granted under the 2007 Plan.  The 2007 Plan is also a formula plan that provides for an annual grant after each annual meeting of shareholders of 500 shares to each person who has served as a non-employee director of the Company or its bank subsidiaries during the preceding year, with a maximum grant to any director of 5,000 shares in the aggregate under the 1997 and 2007 Plans.  Options granted under the 2007 Plan are exercisable immediately upon grant.  The option exercise price of each option must not be less than 100% of the fair market value of the shares of our common stock on the date of grant, and the options are exercisable by the holder thereof prior to their expiration in accordance with the terms of the holder’s stock option agreement and the 2007 Plan.  Stock options granted pursuant to the 2007 Plan expire no later than ten years from the effective date of the 2007 Plan.  Information about individual grants under the plan in 2010 is provided in the table below.

2010 Director Compensation

The table below provides information about the compensation we paid to each of our non-employee directors in 2010.  Information about compensation we paid to our executive officers who are also directors, including compensation paid to them in their capacity as directors, is provided in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash (1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Paul C. Aughtry, III	$16,950	0	$620	$0	$0	$0	$17,570
Charles E. Dalton	25,850	0	0	$0	$0	$0	25,850
W. Rutledge Galloway	22,500	0	0	$0	$0	$0	22,500
R. David Land	11,200	0	0	$0	$0	$0	11,200
E. Smyth McKissick, III	14,400	0	0	$0	$0	$0	14,400
Eugene W. Merritt, Jr.	14,550	0	0	$0	$0	$0	14,550
George B. Nalley, Jr.	19,900	0	0	$0	$0	$0	19,900
George Weston Nalley	18,350	0	$620	$0	$0	$0	18,970
Timothy J. Reed	17,000	0	$620	$0	$0	$0	17,620
William R. Rowan, III	30,200	0	$620	$0	$0	$0	30,820
D. Gray Suggs	13,100	0	$620	$0	$0	$0	13,720

(1)
Includes payment of directors’ fees for service on the board of the Company, fees for service as chairman of the board, and fees for service on the boards of our subsidiary banks.  Also includes the payment of fees for attendance at meetings of committees of the boards that the director serves on as well as fees for service as chairman of a board committee.

(2)
The assumptions made in valuation of option awards are set forth in Note 16 to the Company’s audited financial statements for the year ended December 31, 2010, which are included in our Form 10-K for the year ended December 31, 2010 and in our 2010 Annual Report to Shareholders.  The amounts shown in this column are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, and do not represent dollar amounts paid to the directors. Messrs. Aughtry, G. W. Nalley, Reed, Rowan and Suggs were granted options to purchase 500 shares each on May 26, 2010 with a fair value at the time of grant of $1.24 per share, computed in accordance with FAS 123(R).  These options granted in 2010 vested immediately. The aggregate number of shares subject to outstanding stock options at fiscal year-end 2010 for each director is as follows:  Mr. Aughtry, 1,500 shares; Mr. Dalton, 2,055 shares; Mr. Land, 6,574 shares; Mr. McKissick, 2,055 shares; Mr. Merritt, 2,055 shares; Mr. G. W. Nalley, 2,576 shares; Mr. Reed, 1,500 shares; Mr. Rowan, 2,025 shares; Mr. Suggs, 2,025 shares.

NONBINDING PROPOSAL FOR SHAREHOLDER
 APPROVAL OF EXECUTIVE COMPENSATION

In February 2009, Congress enacted the American Recovery and Reinvestment Act of 2009 (the “ARRA”). The ARRA imposes a number of requirements on financial institutions, like us, that sold preferred stock to the United States Treasury under its Capital Purchase Program (“CPP”). One of the requirements is that, at each annual meeting of shareholders during the period in which any of such preferred stock remains outstanding, we must submit to shareholders a separate nonbinding shareholder vote to approve the compensation of certain of our executives.

This proposal gives you as a shareholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the shareholders of Peoples Bancorporation, Inc. (the “Company”) approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the “Management Compensation” section, compensation tables, and narrative discussion contained in the 2011 Proxy Statement.”

Because your vote is advisory, it will not be binding on our Board and may not be construed as overruling any decision by the Board, nor to create or imply any additional fiduciary duty of the Board.  However, the Board may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Shareholders are encouraged to review carefully the “Management Compensation” section of this proxy statement for a detailed discussion of our executive compensation program.

Board of Directors’ Recommendation

Our overall executive compensation policies and procedures are described in the “Management Compensation” section, including the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a pay-for-performance approach and are designed to be aligned with the long-term interests of our shareholders, as described in the “Management Compensation” section. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure that they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board unanimously recommends you vote “FOR” the proposal above.  Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Banks, in the ordinary course of their business, make loans to, accept deposits from, and provide other banking services to certain of our directors and executive officers, their associates and members of their immediate families.  Loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Banks, and do not involve more than the normal risk of collectibility or present other unfavorable features. Rates paid on deposit accounts and fees charged for other banking services, and other terms of these transactions, are also the same as those prevailing at the time for comparable transactions with other persons. The Banks expect to continue to enter into transactions in the ordinary course of business on similar terms with directors, officers, principal stockholders, their associates, and members of their immediate families.  The aggregate dollar amount of loans outstanding at each of December 31, 2010 and 2009 was $14,268,000 and $15,010,000, respectively.  During 2010, $1,100,000 in new loans were made and repayments totaled $1,842,000.  None of such loans have been on non-accrual status, 90 days or more past due, or restructured at any time.

       From time to time, we may also enter into other types of business transactions or arrangements for services with our directors, officers, principal shareholders, or their associates and members of their immediate families.  These types of transactions or services might include, among others, construction-related services, real estate brokerage services, and public relations services.  We only enter into such arrangements if we determine that the prices or rates offered are comparable to those available to us from unaffiliated third parties.  We do not have written policies or procedures with respect to such transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and certain individuals are required to report periodically their ownership of our common stock and any changes in ownership to the Securities and Exchange Commission.  Based on a review of Section 16(a) reports available to us and written representations of persons subject to Section 16(a), it appears that all such reports for these persons were filed in a timely fashion during 2010, except as follows: Mr. Dalton failed to timely file one report with respect to one transaction.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board has selected Elliott Davis, LLC, Certified Public Accountants with offices in Greenville, South Carolina, to serve as our independent registered public accounting firm for 2011.  We expect that representatives from this firm will be present and available to answer appropriate questions at the annual meeting, and will have the opportunity to make a statement if they desire to do so.

Fees Paid to Independent Auditors

Set forth below is information about fees billed by Elliott Davis, LLC, our independent auditors, for audit services rendered in connection with our consolidated financial statements and reports for the years ended December 31, 2010 and 2009, and for other services rendered during such years, on our behalf, as well as all out-of-pocket expenses incurred in connection with these services, which have been billed to us.

	Year Ended December 31, 2010	Year Ended December 31, 2009
Audit Fees	$97,000	$95,500
Audit-Related Fees	17,430	12,200
Tax Fees	9,800	17,660
All Other Fees	-	-
Total	$124,230	$125,360

Audit Fees

Audit fees include fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements included in our quarterly reports, and services that are normally provided by our independent auditor in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees

Audit-related fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees.” These services include employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees billed for professional services related to federal and state tax compliance.  Other tax services include fees billed for other miscellaneous tax consulting and planning.

All Other Fees

All other fees would include fees for all other services other than those reported above.

In making its decision to recommend appointment of Elliott Davis, LLC as our independent auditors for the fiscal year ending December 31, 2010, our Audit Committee considered whether services other than audit and audit-related services provided by that firm are compatible with maintaining the independence of Elliott Davis, LLC.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) provided by the independent auditors, subject to possible limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit.  The Committee may delegate to one or more designated members of the Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Committee at its next scheduled meeting.

General pre-approval of certain audit, audit-related and tax services is granted by the Committee and the Committee subsequently reviews fees paid.  Specific pre-approval is required for all other services.  During 2010, all audit and permitted non-audit services were pre-approved by the Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors has reviewed and discussed with our management our audited financial statements for the year ended December 31, 2010.  Our Audit Committee has discussed with our independent auditors, Elliott Davis, LLC, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  Our Audit Committee has also received the written disclosures and the letter from Elliott Davis, LLC, required by applicable requirements of the Public Company Accounting Oversight Board regarding Elliott Davis, LLC’s communications with the Committee concerning independence, and has discussed with Elliott Davis, LLC, their independence.

Based on their review of the consolidated financial statements and discussions with and representations from management and Elliott Davis, LLC referred to above, our Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted,
Charles E. Dalton R. David Land George Weston Nalley	Timothy J. Reed William R. Rowan, III D. Gray Suggs

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

You may obtain copies of the Company’s Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission for the year ended December 31, 2010, free of charge by requesting such form in writing from Robert E. Dye, Jr., Secretary, Peoples Bancorporation, Inc., P. O. Box 1989, Easley, South Carolina 29641.  Copies may also be downloaded from the Securities and Exchange Commission website at http://www.sec.gov.

INCORPORATION BY REFERENCE

The Audit Committee Report shall not be deemed to be filed with the Securities and Exchange Commission, nor shall it be deemed incorporated by reference into any of our prior or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate such information by reference.

WEBSITE

Our website is peoplesbc.com.  The information in the links is provided by third parties and we assume no responsibility for the accuracy or adequacy of such information.  None of our committee charters are posted on our website or in the links to information about us.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON
WEDNESDAY, MAY 25, 2011

The Company’s 2010 Annual Report and 2011 Proxy Statement are available via the Internet at: http://www.peoplesbc.com.

OTHER MATTERS

We are not aware of any other matters not referred to in the enclosed proxy that may be brought before the Annual Meeting.  However, if any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their best judgment on such matters.  As of the date of the preparation of this Proxy Statement, no shareholder has submitted to management any proposal to be acted upon at the Annual Meeting.

PROXY

PEOPLES BANCORPORATION, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS - WEDNESDAY, MAY 25, 2011

Robert E. Dye, Jr. and Patricia A. Jensen, or either of them, with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies all of the shares of Common Stock of Peoples Bancorporation, Inc. held of record by the undersigned on the Record Date at the Annual Meeting of Shareholders to be held on May 25, 2011, and at any adjournment thereof, as follows:

1.           Election of Directors.

NOMINEES:	3-year terms: Charles E. Dalton, George Weston Nalley, William R. Rowan, III, D. Gray Suggs, L. Andrew Westbrook, III

1-year term:	R. Riggie Ridgeway

[ ]	FOR all nominees listed above	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed above

[ ]	WITHHOLD AUTHORITY only on the following nominees:_____________________________________
__________________________________________________________________________________

Instructions:	To withhold authority to vote for any individual(s), write the nominee’s(s’) name(s) on the line above.

2.           Nonbinding Proposal for Shareholder Approval of Executive Compensation.

“RESOLVED, that the shareholders of Peoples Bancorporation, Inc. (the “Company”) approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the “Management Compensation” section, compensation tables, and narrative discussion contained in the 2011 Proxy Statement.”

[  ]  FOR                                        [  ]  AGAINST                                                 [  ]  ABSTAIN

3.           And, in the discretion of said agents, upon such other business as may properly come before the meeting, and matters incidental to the conduct of the meeting. (Management at present knows of no other business to be brought before the meeting.)

THIS PROXY WILL BE VOTED AS INSTRUCTED. IF NO CHOICE IS INDICATED WITH RESPECT TO A MATTER WHERE A CHOICE IS PROVIDED, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED ABOVE AND “FOR” ITEM 2.

Please sign exactly as name appears below. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Dated: ________, 2011
________________________________________________________________

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